Rowan Elects Two New Executive Officers

HOUSTON, Aug. 1, 2011 -- Rowan Companies, Inc. ("Rowan" or the "Company") (NYSE: RDC) announced today that Thomas P. Burke has been appointed to serve as the Company's Chief Operating Officer, and Melanie M. Trent has been appointed to serve as Senior Vice President, Chief Administrative Officer and Corporate Secretary.

Matt Ralls, Rowan's President and Chief Executive Officer, commented, "We are delighted to announce these two new positions with the Company. I believe Tom's strong qualifications and leadership will help ensure Rowan's continued success, as we seek to further grow and diversify our offshore drilling business. While at LeTourneau, Tom successfully implemented many organizational and operational improvements, and was a key factor in the sale of that business to Joy Global. Likewise, Melanie provided invaluable leadership in our recent divestiture processes and will strengthen both our Human Resources and Information Technology efforts with her strong organization skills. I am confident that these two appointments will be great additions to the strong Rowan management team and look forward to Tom and Melanie's contributions to Rowan's future success."

Mr. Burke, who joined the Company in December 2009, previously served as the President and Chief Executive Officer of the Company's manufacturing subsidiary, LeTourneau Technologies, Inc., which was sold to Joy Global in June 2011. Prior to such time, he was employed by Complete Production Services, an oilfield services company, as a Division President from 2006 to 2009, and as Vice President Corporate Development from 2004 to 2006. Before joining Complete Production, Mr. Burke held various positions at Schlumberger Limited and McKinsey & Company.

Ms. Trent joined the Company in 2005 and served most recently as Vice President & Corporate Secretary, assisting in the Company's securities, corporate governance and transactional legal work.

Rowan also announced that David Russell, Executive Vice President of Drilling Operations, is leaving the Company to pursue other interests. Mr. Ralls said, "I respect David's decision to pursue other opportunities, but I am very sorry to see him leave. David has been with Rowan nearly 29 years and has been instrumental as a senior executive in the company's success and evolution. His leadership and many contributions will be sorely missed. Speaking for the Board of Directors and myself, I want to extend heartfelt gratitude to David for all he's done for Rowan and wish him continued success in his future endeavors."

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 29 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, and the Gulf of Mexico. Rowan also has two additional high-specification jack-ups under construction to be delivered later this year and recently announced plans to enter the ultra-deepwater market with two high-specification drillships expected to be delivered in late 2013 and mid 2014. Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC". For more information on Rowan, please visit http://www.rowancompanies.com/.